EXECUTION COPY

STOCK EXCHANGE AGREEMENT
(SERIES I)

This Stock Exchange Agreement (this "Agreement") is made and entered into as of April 2, 2004, between Exabyte Corporation, a Delaware corporation (the "Company") and each of the owners of Series I preferred stock ("Series I") of the Company, named on Schedule 1 attached hereto and incorporated herein by reference, who have executed this Agreement (each a "Preferred Holder" and collectively, the "Preferred Holders").

Background

A. The Preferred Holders wish to exchange their Series I shares for shares of a newly designated series of preferred stock of the Company to be sold in the Private Placement (as defined below), referred to as the "New Series." The Company currently contemplates that the New Series will be called Series AA preferred stock of the Company. However, this Agreement applies to the New Series whatever the final title of such New Series is.

B. The Company has commenced steps for making and consummating a private placement of the New Series of preferred stock for a total purchase price of up to $20 million and with C.E. Unterberg, Towbin acting as the Company's exclusive financial advisor (the "Private Placement"). The parties acknowledge that this information is currently confidential.

1. EXCHANGE OF SHARES

1.1 Exchange

Subject to the terms and conditions hereof, at the Closing (defined below) each Preferred Holder agrees to exchange the number of Series I shares set forth opposite such Preferred Holder's name on Schedule 1 (the "Tendered Shares"), including any and all related rights, for that number of shares of the New Series (the "Exchange Shares") that is convertible into the same number of shares of Common Stock as the Tendered Shares, assuming for such purpose the accrual of all dividends on the Tendered Shares through December 31, 2004, and the Company agrees to issue the Exchange Shares to such Preferred Holder (the "Exchange"). In connection with the Exchange, the Preferred Holders will receive any warrants or other consideration received by the purchasers of the New Series in the Private Placement on an equal per-share basis. The parties acknowledge and agree that the final terms and conditions of the New Series shall be as set forth in the Certificate of Designation of preferences and terms concerning the New Series prepared and filed with the Delaware Secretary of State in connection with the Private Placement.

1.2 Surrender and Issuance

At or before the Exchange, the Preferred Holders shall surrender, at the offices of the Company as directed, any and all certificates for the Tendered Shares. At the Closing, the Company will issue to each Preferred Holder certificates representing the Exchange Shares issuable to such holder in the Exchange and bearing an appropriate legend referring to the fact that the Exchange Shares were exchanged in reliance upon exemptions from registration provided by the Securities Act of 1933, as amended (the "Securities Act") and rules and regulations promulgated under the Securities Act.

2. CLOSING

The closing of the Exchange (the "Closing") shall take place at the offices of the Company and shall be held (a) concurrently with the consummation of the Private Placement, or (b) if requested by the Company, as soon as practicable (but not more than one business day) after the consummation of the Private Placement. (The date on which the Closing occurs is referred to as the "Closing Date.")

3. CLOSING CONDITIONS

3.1 The Company's obligation to complete the Exchange shall be subject to the following conditions, any one or more of which may be waived by the Company:

(a) consummation of the Private Placement in an amount not less than $15,000,000;

(b) the accuracy in all material respects of the representations and warranties made by Preferred Holders and the fulfillment in all material respects of those covenants of any Preferred Holders to be fulfilled on or before the Closing;

(c) concurrent consummation of the Exchange with all Preferred Holders; and

(d) no action or other legal proceeding pending or threatened against the Company relating to the shares being exchanged or the Exchange contemplated by this Agreement.

3.2 Each Preferred Holder's obligations to complete the Exchange shall be subject to the following conditions, any one or more of which may be waived by such Preferred Holder with respect to such Preferred Holder's obligations:

(a) consummation of the Private Placement in an amount not less than $15,000,000; and

(b) the accuracy in all material respects of the representations and warranties made by the Company and the fulfillment in all material respects of those covenants of the Company to be fulfilled on or before the Closing;

(c) concurrent consummation of the Exchange by the Company with all other Preferred Holders; and

(d) no action or other legal proceeding pending or threatened against such Preferred Holder relating to the shares being exchanged or the Exchange contemplated by this Agreement.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants and covenants to each Preferred Holders as follows at the date hereof and also, except as may be disclosed otherwise in a letter delivered by the Company to such Preferred Holder prior to the Closing, as of the Closing Date:

4.1 Organization and Issuance of the Exchange Shares

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b) The Exchange Shares have been duly authorized for issuance and sale to such Preferred Holder pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against delivery of the Tendered Shares as set forth in this Agreement, will be validly issued and fully paid and nonassessable and free and clear of all restrictions, rights of third parties, pledges, liens and encumbrances, except any such restrictions as imposed by securities laws or as set forth in the terms and conditions of the New Series. The certificates evidencing the Exchange Shares will be in due and proper form under Delaware law.

(c) The issuance of the Exchange Shares is not subject to preemptive or other similar rights.

(d) Subject to the accuracy of the Preferred Holders' representations and warranties in this Agreement, the offer, Exchange, and issuance of the Exchange Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of the laws of any applicable state or United States jurisdiction.

4.2 Due Execution, Delivery and Performance

(a) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement and the fulfillment of the terms of this Agreement, including the Exchange, (i) have been duly authorized by all necessary corporate action on the part of the Company, its directors and stockholders; (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, deed, trust, note, lease, sublease, voting agreement, voting trust or other instrument or agreement to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject; (iii) will not trigger anti-dilution rights or other rights to acquire additional equity securities of the Company; and (iv) will not result in any violation of the provisions of the certificate of incorporation or bylaws of the Company or any applicable statute, law, rule, regulation, ordinance, decision, directive or order.

4.3 No Finder

The Company is not bound by or subject to any contract or arrangement with any person or entity which will result in such Preferred Holder being obligated to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Exchange.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PREFERRED HOLDERS

Each Preferred Holder, severally and not jointly, represents, warrants and covenants to the Company as follows at the date hereof and also, except as may be disclosed otherwise in a letter delivered by such Preferred Holder to the Company prior to the Closing, as of the Closing Date:

5.1 Securities Law Representations and Warranties

(a) Such Preferred Holder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the Exchange, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to Exchange such Preferred Holder's Tendered Shares for the Exchange Shares.

(b) Such Preferred Holder is acquiring the Exchange Shares in the ordinary course of its business and for such Preferred Holder's own account for investment only, and has no present intention of distributing any of the Exchange Shares nor any arrangement or understanding with any other persons regarding the distribution of such securities within the meaning of Section 2(11) of the Securities Act.

(c) Such Preferred Holder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Exchange Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder (the "Rules and Regulations") and any applicable state securities laws.

(d) Such Preferred Holder has completed or caused to be completed the Stock Certificate Questionnaire attached to this Agreement as Appendix A, and the answers to the Questionnaires are true and correct as of the date of this Agreement and as of Closing.

(e) Such Preferred Holder has, previously or in connection with the decision to participate in the Exchange, reviewed the Company's documents filed with the SEC under the Exchange Act since December 29, 2002.

(f) Such Preferred Holder is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(g) The Exchange Shares were not offered to such Preferred Holder through any form of general solicitation or general advertisement.

(h) The address of such Preferred Holder at which the decision to invest in the Exchange Shares was made is set forth on the signature page to this Agreement.

5.2 Due Execution, Delivery and Performance

(a) This Agreement has been duly executed and delivered by such Preferred Holder and constitutes a valid and binding obligation of such Preferred Holder, enforceable against such Preferred Holder in accordance with its terms.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement and the fulfillment of the terms of this Agreement, including the Exchange, have been duly authorized by all necessary individual, corporate, agency or other action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Preferred Holder pursuant to, any contract, indenture, mortgage, loan agreement, deed, trust, note, lease, sublease, voting agreement, voting trust or other instrument or agreement to which such Preferred Holder is a party or by which it may be bound, or to which any of the property or assets of such Preferred Holder are subject, nor will such action result in any violation of the provisions of the charter or bylaws (or other organizational document) of such Preferred Holder or any applicable statute, law, rule, regulation, ordinance, decision, directive or order.

5.3 Title

Such Preferred Holder is the lawful owner of all the Tendered Shares set forth opposite such Preferred Holder's name on Schedule 1 (which constitute all the Series I shares held by such Preferred Holder) and at the Closing will transfer to the Company good and clear title to such Tendered Shares, free of all restrictions, rights of third parties, liens or encumbrances whatsoever, except for any restrictions imposed by securities laws.

5.4 Termination of Registration Rights

Upon Closing, any registration rights of the Preferred Holders provided in Section 7 of that certain Series I Preferred Stock Purchase Agreement, dated as of May 17, 2002, by and among the Company and the Preferred Holders shall be terminated and no longer effective. Each Preferred Holder understands the Company has no obligation to register the Exchange Shares or common stock underlying such shares pursuant to the Series I Stock Purchase Agreement.

5.5 No Finder

Such Preferred Holder is not bound by or subject to any contract or arrangement with any person or entity which will result in the Company being obligated to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Exchange.

6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and each of the Preferred Holders in this Agreement shall survive the execution of this Agreement and the delivery to Preferred Holders of the Exchange Shares.

7. RESALES OF EXCHANGE SHARES

Each Preferred Holder hereby covenants with the Company not to make any sale of the Exchange Shares without satisfying the requirements of the Securities Act, the Rules and Regulations, and any applicable state securities laws. Such Preferred Holder further covenants that, if requested by the Company or any managing underwriter for the Company, such Preferred Holder shall not sell or otherwise transfer or dispose of any Exchange Shares during the 60-day period following the effective date of any registration statement relating to an underwritten public offering of common stock of the Company, other than a registration on Form S-4 or Form S-8 or similar forms which may be promulgated in the future.

8. NOTICES

All notices, requests, consents and other communications under this Agreement shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be delivered as addressed as follows:

(a)          if to the Company, to:
              Exabyte Corporation
              2108 - 55th Street
              Boulder, Colorado 80301
              Attention: Legal Department
              Facsimile: (303) 417-7164

or to such other person at such other place as the Company shall designate to the Preferred Holders in writing; and

(b)         if to a Preferred Holder, at the address as set forth on the signature page to this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

Such notice shall be deemed effectively given upon confirmation of receipt by facsimile, one business day after deposit with such overnight courier or three days after deposit of such registered or certified airmail with the U.S. Postal Service, as applicable.

9. MODIFICATION; AMENDMENT

This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and each of the Preferred Holders as to which the modification or amendment is to be enforceable and binding.

10. TERMINATION

This Agreement may be terminated by the Company as to itself and all other parties or by any Preferred Holder as to itself and the Company if the Closing has not occurred on or before June 30, 2004. However, nothing contained in this Agreement (including any termination) will relieve any party from liability for any breach of any of the representations, warranties or covenants set forth in this Agreement.

11.  SPECIFIC PERFORMANCE

Each party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that a Preferred Holder, on the one hand, or the Company, on the other hand, whichever is not in breach of this Agreement, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement, in addition to any other remedy to which it may be entitled at law or in equity.

12. SEVERABILITY

If any provision contained in this Agreement should be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

13. GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado and the federal law of the United States of America.

14. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party to this Agreement and delivered to the other parties. Delivery of signed pages of this Agreement may be made by facsimile copies.

In Witness Whereof, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Exabyte Corporation

By________________________________

Name: ____________________________

Its: _______________________________

Meritage Private Equity Fund, L.P.
Meritage Private Equity Parallel Fund, L.P.
Meritage Entrepreneurs Fund, l.p.

By Meritage Investment Partners, LLC
General Partner

By: _______________________________

Name: _____________________________

Title: ______________________________

Address:

Valley Ventures II, L.P.

By VV II Management, L.L.C.

General Partner

By: _______________________________

Name: _____________________________

Title: ______________________________

Address:

Millennial Holdings LLC
The Millennial Fund
Tankersley Family Limited Partnership

By G. Jackson Tankersley, Jr.

By: _______________________________

Name: _____________________________

Title: ______________________________

Address:

Hexagon Investments, Inc.

By: Hexagon Investments, Inc.

Manager

By: _______________________________

Name: _____________________________

Title: ______________________________

Address:

Allen Builder

By:

Name: Allen Builder

Address:

Mark Rossi

Name: Mark Rossi

Address:

Tom W. Ward

Name: Tom W. Ward

Address:

Imation Corp.

By:

Name:

Address:

Michael R. Jacks

Name: Michael R. Jacks

Address:

Gary J. Shemano

Name: Gary J. Shemano

Address:

Schedule 1

Series I Shares

Preferred Holder Name	Number of Series I Shares to be Exchanged	Number of Exchange Shares to be Issued
Meritage Private Equity Fund, L.P. Meritage Private Equity Parallel Fund, L.P. Meritage Entrepreneurs Fund, L.P.	2,411,200 294,800 44,000	5,454,657 666,901 99,538
Valley Ventures II, L.P.	200,000	450,474
Millenial Holdings LLC The Millenial Fund Tankersley Family Limited Partnership	46,758 13,242 20,000	104,345 29,550 44,632
Hexagon Investments, Inc.	450,000	1,013,567
Allen Builder	50,000	112,618
Mark Rossi	50,000	112,203
Tom W. Ward	1,320,000	2,945,717
Imation Corp.	1,500,000	2,879,812
Michael R. Jacks	18,750	42,154
Gary J. Shemano	18,750	42,154

Appendix A

EXABYTE CORPORATION

STOCK CERTIFICATE QUESTIONNAIRE

Pursuant the Stock Exchange Agreement, dated March 29, 2004 between Exabyte Corporation, a Delaware corporation and Preferred Holders named therein, please provide us with the following information:

  The exact name that your Exchange Shares are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:

  The relationship between you and, if different, the Registered Holder listed in response to item 1 above:

  The mailing address of the Registered Holder listed in response to item 1 above:

  The Social Security Number or Tax Identification Number of the Registered Holder listed in response to item 1 above:

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